Exhibit 99.3
THE HOUSTON EXPLORATION COMPANY
Press Release
Houston Exploration Completes Sale of Louisiana Offshore Assets
Houston, Texas – June 1, 2006 – The Houston Exploration Company (NYSE: THX) today reported that it has completed the previously announced sale of substantially all of the Louisiana portion of its Gulf of Mexico assets for a gross purchase price of $590 million. At year-end 2005, the proved reserves associated with these assets were estimated at 186.1 billion cubic feet of natural gas equivalent (Bcfe). Wachovia Securities served as the financial adviser to the company in connection with the transaction.
“The closing of this transaction represents a significant step forward in our ongoing efforts to restructure the company as a pure onshore operator,” stated William G. Hargett, chairman, president and chief executive officer. “Looking ahead, our restructuring efforts will continue to be focused on deploying capital in a manner most beneficial to all Houston Exploration shareholders. To that end, we are pursuing a balanced plan that will include the continued execution of our share repurchase program, the development of our existing assets, the acquisition of additional properties in U.S. onshore basins that meet our strategic, operational and financial criteria, and the repayment of outstanding bank debt.”
The net cash proceeds received from the sale totaled approximately $530.8 million after customary closing items, including the exercise of certain preferential purchase rights and the preliminary adjustment for operations related to the properties after January 1, 2006, the effective date of the transaction. Of these net cash proceeds, $314.2 million was paid directly to a qualified intermediary to facilitate like-kind exchange transactions under Section 1031 of the Internal Revenue Code, and substantially all of the $216.6 million balance, associated with the properties sold outside of the like-kind exchange arrangement, was used to repay outstanding borrowings under the company’s revolving credit facility.
In connection with the sale, the company’s borrowing base under its revolving credit facility has been reduced from $550 million to $500 million.
Also in connection with the sale, the company expects to complete the following transactions during the second and third quarters:
•	The payment of a net profits interest to a predecessor owner in certain of the sale properties. The amount of the payment is expected to be approximately $30 million; and

•	The unwinding of existing gas hedges totaling an equivalent of up to 80,000 MMBtu per day for the remainder of 2006. Based on current gas prices, the cost of the unwind is estimated to be $10 million to $20 million.
Update to Ongoing Restructuring Activities
The following is an update to the ongoing restructuring activities and related initiatives that have been completed to date:
•	November 8, 2005 – Houston Exploration announced its intent to execute a strategic shift in its operations by pursuing the sale of its offshore operations and becoming a concentrated onshore U.S. gas producer. As part of this plan, the company also announced that its board had authorized a discretionary common stock repurchase program of up to $200 million.

•	February 28, 2006 – Houston Exploration signed an agreement to sell the Texas portion of its Gulf of Mexico assets, including proved reserves estimated at 58.5 Bcfe, for a gross purchase price of approximately $220 million.

•	March 31, 2006 – Houston Exploration completed the sale of the Texas portion of its Gulf of Mexico assets. The majority of the $191 million of net cash proceeds received by the company were used to repay bank debt incurred in connection with a December 2005 acquisition of proved reserves in South Texas in a transaction intended to qualify for like-kind exchange treatment under Section 1031 of the Internal Revenue Code.

•	April 7, 2006 – Houston Exploration signed an agreement to sell substantially all of the Louisiana portion of its Gulf of Mexico assets, including proved reserves estimated at 186.1 Bcfe, for a gross purchase price of approximately $590 million.

•	May 2006 – Houston Exploration initiated its share repurchase program. To date, the company has repurchased 766,800 shares of its common stock, or approximately 2.6 percent of its outstanding shares, for approximately $40 million. As a result, approximately $160 million remains authorized under the company’s previously announced $200 million share repurchase program. Pursuant to this program, Houston Exploration expects to continue to repurchase shares in the open market or in privately negotiated transactions, subject to market conditions, applicable legal and contractual requirements, available cash, competing reinvestment opportunities and other factors.

•	June 1, 2006 – Houston Exploration announced the closing of the sale of substantially all of the Louisiana portion of its Gulf of Mexico assets. The company has retained interests in 18 exploration leases in offshore Louisiana waters and expects to capture additional value from these blocks by way of drilling, farmouts or sales.
About Houston Exploration:
The Houston Exploration Company is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company’s operations are focused in South Texas, the Arkoma Basin, East Texas, and the Rocky Mountains. For more information, visit the company’s Web site at http://www.houstonexploration.com.
Forward-looking statements:
This news release and oral statements regarding the subjects of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this press release are forward-looking statements and reflect the company’s current expectations and are based on current available information and numerous assumptions. Important factors that could cause actual results to materially differ from the company’s current expectations include, among others, the business outlook, commodity prices, the risks associated with the consummation and successful integration of acquisitions, the impact of hurricanes, the risk of future writedowns, the impact of hedging activities, the accuracy of estimates of reserves and production rates, production and spending requirements, the inability to meet substantial capital requirements, the ability to complete qualified like-kind exchange transactions to maximize tax efficiencies, the impact of onshore asset concentration, the market and other factors for stock repurchases, the constraints imposed by the company’s outstanding indebtedness, the relatively short production life of the company’s reserves, reserve replacement risks, drilling risks and results, the competitive nature of the industry, and other risks and factors inherent in the exploration for and production of natural gas and crude oil discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2005. The company assumes no responsibility to update any of the information referenced in this news release.
# # #

Contact:	The Houston Exploration Company Melissa R. Aurelio 713-830-6887 maurelio@houstonexp.com